UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2010

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2010, Orange 21 Inc.’s wholly owned subsidiary, Orange 21 North America Inc. (“O21NA”), issued a $7 million promissory note to Costa Brava Partnership III, L.P. (“Costa Brava”), an entity that beneficially owns approximately 46% of Orange 21 Inc.’s common stock. Mr. Seth Hamot, Chairman of the Board of Directors of Orange 21 Inc., is the President and sole member of the sole general partner of Costa Brava. The promissory note replaced the $3.0 million, $1.0 million and $1.0 million promissory notes issued to Costa Brava in March 2010, October 2010 and November 2010, respectively, as well as provided for an additional $2.0 million in new loan proceeds. The additional $2.0 million in loan proceeds from the new promissory note are expected to be used for working capital purposes.

The terms and conditions of the $7.0 million promissory note are similar to those of the $3.0 million, $1.0 million and $1.0 million promissory notes. Interest on the $7.0 million promissory note accrues daily at the following rates from the date of issuance of the promissory note: (i) 9% per annum payable on the last day of each calendar month and (ii) 3% per annum payable on the maturity date. In addition, the promissory note requires that O21NA pay facility fees of $41,600 upon funding of the promissory note and 1% of the original principal amount on each of December 31, 2011 and on the maturity date. The promissory note matures on December 31, 2012. During the term of the promissory note, Costa Brava may, at their discretion, convert up to $2,250,000 of the principal amount of the promissory note into shares of Orange 21 Inc. common stock at a conversion price of $2.25 per share.

The new $7.0 million promissory note is subordinated to the amounts borrowed by O21NA from BFI Business Finance (“BFI”), pursuant to the terms of a Debt Subordination Agreement, dated March 23, 2010 and amended on October 4, 2010, October 29, 2010 and December 20, 2010, by and between Costa Brava and BFI.

In the event of default, Costa Brava may declare the outstanding obligations under the promissory note immediately due and payable. For purposes of the promissory note, an event of default includes events that are customary for financings of this type, including the failure to pay any amounts due under the promissory note when due, the failure to observe covenants and obligations under the promissory note, the assignment for benefit of creditors or the institution of bankruptcy proceedings, the failure to make certain payments under other debt obligations or the failure to observe or perform any other agreement related thereto, and the breach of specified license agreements. The terms of the promissory note include customary representations and warranties, as well as reporting and financial covenants, customary for financings of this type.

On December 23, 2010, Orange 21 Inc. released a press release announcing the signing of the $7.0 million promissory note. A copy of the press release is attached as Exhibit 99.1.

The foregoing summary of the terms of the promissory note is qualified in its entirety by reference to the promissory note, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	$7.0 Million Promissory Note issued on December 20, 2010 by Orange 21 North America Inc. in favor of Costa Brava Partnership III, L.P.

99.1	Press release issued on December 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2010	Orange 21 Inc.

	By:	/s/ A. Stone Douglass
A. Stone Douglass
Chief Executive Officer

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